Exhibit 99.1

AGREEMENT
TO JOINTLY FILE SCHEDULE 13D

      The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of GVC Venture Corp. and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.

Dated: October 15, 2009

/s/ Paul Williams
      Paul Williams

Lincoln America Investments, LLC

By: /s/ Paul Williams
Name:  Paul Williams,
            Managing Member